EXHIBIT 5.1

                    [Letterhead of Homburger Rechtsanwalte]

                           ABB Ltd
                           Affolternstrasse 44
                           P.O. Box 8131
                           8050 Zurich








                           October 27, 2005




               ABB Ltd - Registration Statement on Form S-8 | ABB Employee Share Acquisition Plan


               Ladies and Gentlemen:


               We have been retained as special Swiss counsel to ABB Ltd (the Company) in connection with the registration on Form S-8, being filed with the Securities and Exchange Commission on October 27, 2005 (the Registration Statement), and relating to the registration, subject to the terms and conditions of the conditional share capital provided for in article 4bis para. 4 of the Company's Articles (as defined hereinafter) (the Conditional Share Capital), of a maximum of 17,000,000 registered shares of CHF 2.50 par value of the Company (the Shares) pursuant to the Plan (as defined hereinafter).

               We have been requested to render an opinion in connection with certain matters of Swiss law.

          I.   BASIS OF OPINION

               This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by the Swiss courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgment.
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               This opinion is also confined to:

               (i) the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter; and

               (ii) the documents listed below.

               For the purpose of giving this opinion, we have only examined originals or copies of the following documents:

               (i) a copy of an electronic excerpt from the Commercial Register of the Canton of Zurich dated October 24, 2005, relating to the Company (the Excerpt);

               (ii) a copy of the certified articles of incorporation of the
                    Company in their version of December 9, 2003 (the Articles);

               (iii) a copy of the regulations of the board of directors of ABB in their version of August, 1999 (the Regulations);

               (iv) a copy of a circular resolution of the board of directors dated September 5, 2005 (the Board Resolution); and

               (v)  a copy of the "ABB Employee Share Acquisition Plan" (the
                    Plan) plan rules, issued by ABB ESAP Ltd, a company established under the laws of Guernsey, (the Plan Rules).

               No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above documents and their impact on the parties under Swiss law on the date hereof.

          II.  ASSUMPTIONS

               In rendering the opinions below, we have assumed the following:

               (a) the Articles and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be

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                    reflected in the Articles or the Excerpt as of the date
                    hereof;

               (b) all signatures appearing on the documents reviewed by us are genuine;

               (c) the Board Resolution (i) has been adopted in accordance with Swiss law, the Articles and the Regulations, (ii) accurately reflects the resolutions and other matters reflected therein, and (iii) has not been revoked, rescinded or amended and is in full force and effect;

               (d) all documents purporting to be copies of originals are complete and conform to the originals; and

               (e) the Plan Rules are valid, binding and enforceable under the laws of England and Wales by which they are expressed to be governed.

          III. OPINION

               Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:

               1. The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland.

               2. The Conditional Share Capital has been validly created and the Shares, when issued and paid for pursuant to the Plan Rules, the Articles and Swiss law, will be validly issued, fully paid and non-assessable.

          IV.  QUALIFICATIONS

               The above opinion is subject to the following qualifications:

               (a) We are admitted to the Zurich bar and do not hold ourselves to be experts in any laws other than the laws of Switzerland. Accordingly, our opinion is confined to Swiss law. We have abstained from examining any issues of any other laws. In particular, and without limitation to the foregoing, we do not express any opinion on the admissibility or validity of, or the procedures relating to, the

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                    registration of the Shares with the Securities and Exchange
                    Commission.

               (b) This opinion relates to the laws of Switzerland in effect on the date hereof. Such laws are subject to change.

               (c) We express no opinion herein on the accuracy, correctness or completeness of the Registration Statement other than as expressly set forth herein above.

                                      * * *

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the inclusion of our name and advice attributable to us in response to Item 6 of the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

               We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention. This opinion is addressed to you in connection with the filing of the Registration Statement. It may not be used, copied, circulated or relied upon by any other party or for any other purpose without our prior written consent.

               This opinion shall be governed by and construed in accordance with the laws of Switzerland.

               Very sincerely yours,

               HOMBURGER RECHTSANWALTE


               /s/ Dr. Claude Lambert
               Dr. Claude Lambert

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